Exhibit 99.2

www.dehenglaw.com | www.dehenglaw.com.hk

☑	Head Office 總 行	28/F, Henley Building, 5 Queen’s Road Central, Central, Hong Kong 香 港 中 環 皇 后 大 道 中 5 號 衡 怡 大 廈 28 樓
Tel : (852) 3916 3333 Fax: (852) 3157 0888

☐	Branch Office 分 行	Room 3507, 35/F, Edinburgh Tower, The Landmark, No. 15 Queen’s Road Central, Central, Hong Kong	☐	Branch Office 分 行	Room 1111, 11/F, New World Tower I, No. 16-18 Queen’s Road Central, Central, Hong Kong
		香港中環皇后大道中15號置地廣場公爵大廈35樓3507室			香港中環皇后大道中16-18號新世界大廈1座11樓1111室
		Tel : (852) 3615 9519 Fax: (852) 3622 3499			Tel : (852) 2186 5777 Fax: (852) 3168 5222

Date: 25 July 2025

BY POST & BY EMAIL

QDM International Inc.

Room 1030B, 10/F, Ocean Centre

Harbour City, 5 Canton Road

Tsim Sha Tsui, Hong Kong

Attention: Mr. Huihe Zheng

Dear Sirs,

Re: Hong Kong Legal Opinion

1.	We are instructed by QDM International Inc., a corporation incorporated in Florida, the United States of America (the “Company”) in relation to (i) the Company’s proposed public offering of its common stock (the “Offering”) pursuant to the Company’s registration statement on Form S-1, including all amendments or supplements thereto ( the “Registration Statement”), filed by the Company with the Securities and Exchange Commission of the United States of America (the “SEC”) under the U.S. Securities Act of 1993 (as amended) and (ii) the Company’s proposed listing of its common stock on The Nasdaq Stock Market LLC.

2.	We have acted as the Hong Kong legal advisers to the Company, which indirectly holds the entire issued share capital of two limited companies incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), namely, QDM Group Limited and Hong Kong YeeTah Insurance Broker Limited (collectively, the “Hong Kong Companies”).

3.	We confirm that we are lawyers qualified to practice in Hong Kong to give this legal opinion (the “Opinion”).

4.	For the purpose of this Opinion, we have carried out due diligence on the Hong Kong Companies, reviewed and examined copies of the Registration Statement, and such other documents as we have considered necessary or advisable for the purpose of rendering this Opinion, which are provided to us by the Company and the Hong Kong Companies and/or obtained through public searches (collectively, the “Documents”). Apart from the Documents, we have relied upon a written confirmation signed by a director of each of the Hong Kong Companies on 25 July 2025 (the “Written Confirmation”) confirming certain matters of fact that are relevant to the rendering of this Opinion.

Assumptions and Qualifications

5.	For the purposes of this Opinion, we have assumed without investigation that:

(a)	all copies of the Documents conform to their originals;

(b)	where applicable, all signatures on the Documents are genuine, authentic and complete;

(c)	where applicable, all individuals signing or executing the Documents have the requisite legal capacity and are duly authorized to sign or execute the Documents; and

(d)	all information provided by the Company and/or the Hong Kong Companies is true and correct; and

(e)	the information disclosed in the public record did not fail to disclose any information which had been delivered for filing or registration.

6.	This Opinion is limited to and is given based on our understanding of the current laws in Hong Kong as at the date hereof. As we are lawyers qualified to practice in the jurisdiction of Hong Kong, this Opinion shall not be taken to express or imply any opinion on the laws of any jurisdictions other than Hong Kong and we have not investigated the laws of any jurisdiction other than Hong Kong.

7.	This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This Opinion speaks as of its date and we undertake no obligation to update this Opinion based on events, changes in the law or other matters occurring after the date hereof or to provide any notice to any person or entity of any subsequent events, facts or other matters which might affect the opinions given herein.

8.	This Opinion is based solely upon our inspection of the Documents and the Written Confirmation, without any further independent investigation with respect thereto.

9.	This Opinion is provided to you solely for the Offering and may not be used or relied upon on any other transactions or matters or for any other purposes whatsoever without our prior written consent.

10.	Save as the above, we hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Legal opinion

11.	Subject to the Assumptions and Qualifications listed and based on the due diligence results, we are of the opinion that:

(a)	the description of Hong Kong legal matters, set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Business – Regulations”, “Business – Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (save for the financial statements and its related schedules and the financial data contained therein to which we express no opinion)” and “Enforceability of Civil Liabilities” in each case insofar as such statements state and summarize Hong Kong legal matters, correctly and fairly summarizes the matters referred to therein in all material respects, and nothing has been omitted from such description which would make the same misleading in any material aspect.

12.	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement.

Yours faithfully,

/s/ DEHENG LAW OFFICES (HONG KONG) LLP

DEHENG LAW OFFICES (HONG KONG) LLP

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